Sub-Item 77M:  Mergers

Fund Reorganization

On June 24, 2005, the Dividend Income
Fund completed the acquisition of the net assets of Lincoln National Convertible
Securities Fund, Inc. (LNV Fund)
pursuant to a plan of reorganization
approved by the shareholders of LNV Fund at a reconvened Special Meeting of Shareholders held on June 16, 2005. The transaction, which is structured as a tax-free reorganization, entailed (I ) the acquisition of all of the assets of LNV Fund by Dividend
Income Fund in exchange for Class A shares of Dividend Income Fund and (ii) the pro rata distribution of such shares to LNV
Fund?s shareholders in exchange for their shares of LNV Fund. LNV Fund was a closed-end, diversified investment management company managed by
Delaware Management Company.
Delaware Management Company is a series
of Delaware Management Business Trust,
subsidiary of Lincoln National Corporation.
The net assets, net unrealized depreciation and accumulated realized losses of Lincoln
National Convertible Securities Fund, Inc.
as of the close of business on June 24, 2005 were as follows:


Net
Net
					   Unrealized		  Accumulated
Realized
					    Net
Assets		   Depreciation
Loss
Lincoln National Convertible
  Securities Fund
	$85,145.873		    $(100,624)
	  $(25,487,586)



The net assets of the Fund prior to the
reorganization were $373,178,957.
383973-1